EXHIBIT 11


CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Spartan Maryland Municipal Income Fund, Fidelity Export and Multinational Fund, Spartan Ginnie Mae Fund, and Spartan Short-Intermediate Municipal Income Fund of our reports dated October 7, 1998 and Spartan Arizona Municipal Income Fund of our report dated October 12, 1998 on the financial statements and financial highlights included in the August 31, 1998 Annual Reports to Shareholders.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 14, 1998